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                                                               Exhibit (a)(5)(L)


FOR IMMEDIATE RELEASE

         MENTOR GRAPHICS EXTENDS TENDER OFFER FOR IKOS SYSTEMS, INC.

WILSONVILLE, OR - February 22, 2002 - Mentor Graphics Corporation (Nasdaq: MENT) today announced that it has extended its $11.00 per share cash tender offer for all outstanding shares of the common stock of IKOS Systems, Inc. (Nasdaq: IKOS) to 12:00 Midnight, New York City time, on Friday, March 1, 2002, unless further extended. The tender offer was previously scheduled to expire at 12:00 Midnight, New York City time, on Friday, February 22, 2002.

As of the close of business on February 21, 2002, 454,703 shares of IKOS common stock had been validly tendered into the offer, which, together with the 841,600 shares already beneficially owned by Mentor, represents approximately 13.7% of IKOS' outstanding common stock (based upon 9,459,132 shares outstanding as of January 10, 2002). The shares tendered represent approximately 4.8% of the outstanding common stock.

Mentor Graphics also announced today its filing of a preliminary proxy statement with the Securities and Exchange Commission today in connection with the special meeting of IKOS stockholders that IKOS has set for June 12, 2002 at Mentor Graphics' request. At the special meeting, IKOS stockholders will be asked to vote on the removal of the existing IKOS directors and their replacement with Mentor Graphics' nominees.

As announced on December 7, 2001, Mentor Graphics offered to acquire IKOS Systems for $11.00 in cash per share of IKOS common stock. The offer represents a premium of 37% over the Nasdaq closing price of IKOS stock on December 6, 2001 and a premium of 49.5% over IKOS' closing price on June 29, 2001, the last trading day before IKOS announced its proposed acquisition by Synopsys, Inc. (Nasdaq: SNPS). Furthermore, the offer represents a premium of 87% over the average closing price of IKOS stock for the thirty trading days ended December 6, 2001. In addition, Mentor's offer is subject to fewer conditions than the Synopsys proposal and can be consummated months earlier than the Synopsys proposal. Mentor's offer is not subject to any financing condition.

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IMPORTANT INFORMATION

Investors and security holders are urged to read any proxy statement regarding the proposed business combination described herein, a preliminary copy of which was filed on February 22, 2002 with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of the tender offer statement, each such proxy statement (when it is available) and other documents filed by Mentor Graphics with the Commission at the Commission's web site at www.sec.gov. The tender offer statement, each such proxy statement (when it is available) and these other documents may also be obtained for free from Mentor Graphics by directing a request to Ryerson Schwark, Mentor Graphics' Director of Public and Investor Relations, at (503) 685-1660.

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of IKOS stockholders of IKOS by Mentor Graphics is available in a Schedule 14A filed by Mentor Graphics with the Commission pursuant to Rule 14a-12 on February 5, 2002. Investors and security holders may obtain a free copy of the Schedule 14A at the Commission's web site at www.sec.gov.

ABOUT MENTOR GRAPHICS

Mentor Graphics Corporation (Nasdaq: MENT) is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world's most successful electronics and semiconductor companies. Established in 1981, Mentor Graphics reported revenues over the last 12 months of more than $600 million and employs approximately 3,000 people worldwide. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777; Silicon Valley headquarters are located at 1001 Ridder Park Drive, San Jose, California 95131-2314. World Wide Web site: www.mentor.com.

Mentor Graphics is a registered trademark of Mentor Graphics Corporation. All other company or product names are the registered trademarks or trademarks of their respective owners.


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CONTACTS

Mentor Graphics Corporation         The Abernathy MacGregor Group
Ryerson Schwark                     Chuck Burgess
Tel:  503-685-1660                  Jason Thompson
                                    Tel:  212-371-5999